Merrill Merchants Bancshares, Inc. Reports Record 2006 Earnings of $6.3 million.

Bangor, Maine, January 19, 2007: Edwin N. Clift, Chairman and Chief Executive Officer of Merrill Merchants Bancshares, Inc. (the “Company”) (Nasdaq: MERB), the parent company of Merrill Merchants Bank, reported net income of $6.3 million for the year ended December 31, 2006, a 10% increase over 2005. The Company reported diluted earnings per share of $1.76 for 2006, a 9% increase over 2005’s earnings per share of $1.61.

The Company reported net income of $1.8 million or earnings per share of $0.50 on a fully diluted basis for the three months ended December 31, 2006, compared to $1.7 million or earnings per share of $0.46 for the fourth quarter of 2005.

Balance Sheet. The Company’s consolidated assets were $449.1 million at December 31, 2006, an increase of $32.0 million or 8% from the same date a year ago. Comparing December 31, 2006 and 2005, total loans grew $19.9 million or 6%. Loan growth occurred in all areas with growth in commercial business loans of $7.0 million, home equity balances increased $5.9 million, consumer loans grew $5.5 million and residential/construction balances increased $1.5 million.

Total deposits were $359.9 million at December 31, 2006 compared to $331.4 million a year ago, representing growth of $28.5 million or 9%. Checking account balances increased $4.0 million or 4%. Savings and money market accounts declined $6.2 million or 6% compared to the prior year, as short-term interest rate increases and stock market volatility have spurred a migration of funds to certificate of deposit accounts (CDs). This movement, coupled with an influx of new funds to higher yielding CDs, contributed to CD growth of $30.8 million or 25% from a year ago.

Net Income. The Company’s net income for the twelve months ended December 31, 2006 amounted to $6.3 million compared to $5.7 million for the same period in 2005, an increase of 10%. Return on assets and return on equity were 1.45% and 17.32%, respectively, for the twelve months of 2006 compared to return on assets of 1.47% and return on equity of 17.59% for the same period in 2005.

Net income for the three months ended December 31, 2006 increased $128,000 or 8% compared with the same period in 2005. Return on assets and return on equity were 1.57% and 18.56%, respectively, for the fourth quarter of 2006 compared to return on assets of 1.60% and return on equity of 19.40% for the same period in 2005.

Net Interest Income. Net interest income increased $1.3 million, or 8%, for the twelve months ended December 31, 2006 to $17.1 million. The increase was driven by $43.1 million of growth in average earning assets for 2006 compared to the same period in 2005. The Company’s net interest margin decreased to 4.13% for 2006, compared to 4.25% for 2005 as the cost of funds increased by 91 basis points while the yield on earning assets increased 65 basis points. Net interest income for the fourth quarter of 2006 increased $218,000, or 5%, to $4.4 million, driven by growth in average earning assets of $39.3 million, or 10%. The Company’s net interest margin for the fourth quarter of 2006 and 2005 was 4.16% and 4.35%, respectively.

Non-Interest Income. Non-interest income was $5.5 million for the twelve months ended December 31, 2006, an increase of $297,000 compared to the same period in 2005. The 6% increase in non-interest income was primarily due to an increase in trust fees of $196,000 and increases in service charges on deposit accounts of $73,000. Non-interest income was $1.5 million for the fourth quarter of 2006, an increase of $26,000, or 2%, from the same period in 2005.

Non-Interest Expense. Non-interest expense totaled $12.8 million for the twelve months ended December 31, 2006 compared to $11.9 million for the same period last year. The increase in non-interest expense of $826,000, or 7%, was due to an increase in personnel costs of 9%, increases in occupancy expenses of 7%, and an increase in equipment and other expenses of 3%. Personnel costs increased $633,000 due to normal salary increases and additional staffing required as a result of asset growth and occupancy costs increased $63,000 primarily from moving into the recently renovated Merrill Financial Center, a 9,000 square foot historic building.

Non-interest expense for the quarter ended December 31, 2006 totaled $3.2 million, compared to $3.1 million for the same period last year. The increase in non-interest expense of $154,000, or 5%, was primarily due to increases in personnel costs of $203,000, offset by a decrease in other expenses of $68,000.

Shareholders’ Equity. At December 31, 2006, shareholders’ equity totaled $38.6 million. The net increase of $4.3 million for the twelve months of 2006 was attributable to net income of $6.3 million, proceeds from stock option exercises and the related tax benefit of $224,000 and changes in the unrealized gain or loss on securities and derivatives of $428,000. This was offset by cash dividends of $2.6 million and common stock repurchases of $89,000. In the fourth quarter of 2006, the Company declared a cash dividend of $.19 per share on the Company’s common stock. This was an increase of 15% over last year’s fourth quarter dividend.

On June 17, 2004, the Board of Directors approved a fourth stock repurchase program authorizing the Company to repurchase up to 169,995, or 5%, of its outstanding shares of common stock. As of December 31, 2006, 25,894 shares had been repurchased under the program. During the fourth quarter of 2006, no shares were repurchased.

The Company’s subsidiary, Merrill Merchants Bank, is headquartered in Bangor, Maine. Merrill Merchants Bank provides consumer, commercial, and trust and investment services through its eleven locations in Central and Eastern Maine. The Bank is a “Preferred Lender” of the Small Business Administration (SBA) and was a leading SBA lender in the State of Maine in 2006.

MERRILL MERCHANTS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands except per share data)	2006	2005	2006	2005
Interest income	$7,501	$6,311	$28,180	$22,824
Interest expense	3,064	2,092	11,091	7,054
Net interest income	4,437	4,219	17,089	15,770
Provision for loan losses	12	97	358	397
Non-interest income	1,452	1,426	5,503	5,206
Non-interest expense	3,240	3,086	12,773	11,947
Income before income taxes	2,637	2,462	9,461	8,632
Income taxes	855	808	3,166	2,894
Net income	$1,782	$1,654	$6,295	$5,738

Per share data
Basic earnings per common share (1)	$0.50	$0.47	$1.77	$1.62
Diluted earnings per common share (1)	$0.50	$0.46	$1.76	$1.61

(1)	Adjusted to reflect the 3% stock dividend in March 2006.

SELECTED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,
(In thousands)	2006	2005
Total assets	$449,099	$417,073
Loans receivable	338,880	318,965
Allowance for loan losses	(4,109)	(4,086)
Loans held for sale	925	925
Investment securities	86,504	72,489
Deposits	359,922	331,414
Borrowings	45,443	47,008
Shareholders’ equity	38,649	34,352

Off-Balance Sheet
Trust assets under management	388,986	365,950
Mortgage servicing portfolio	154,817	141,125

SELECTED CONSOLIDATED AVERAGE BALANCES
(Unaudited)

	Three Month Period		Twelve Month Period
	December 31,		December 31,
(In thousands)	2006	2005	2006	2005
Total assets	$450,010	$410,293	$434,899	$390,600
Loans and loans held for sale	335,638	315,291	329,350	299,353
Investment securities	82,928	73,135	79,634	67,741
Deposits	361,095	327,594	344,764	311,213
Borrowings	44,963	44,284	48,796	42,664
Shareholders’ equity	38,107	33,816	36,358	32,619

OTHER SELECTED CONSOLIDATED DATA
(Unaudited)

	At or for the Three Months		At or for the Twelve Months
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
Return on average assets (1)	1.57%	1.60%	1.45%	1.47%
Return on average equity (1)	18.56%	19.40%	17.32%	17.59%
Leverage ratio	8.42%	8.30%	8.42%	8.30%
Net interest margin (1)	4.16%	4.35%	4.13%	4.25%
Non-performing assets to total assets	0.32%	0.10%	0.32%	0.10%
Net loan charge-offs to average net loans (1)	0.14%	0.12%	0.07%	0.06%
Allowance for loan losses to total loans	1.21%	1.28%	1.21%	1.28%
Number of shares outstanding (2)	3,550,410	3,538,927	3,550,410	3,538,927
Weighted-average shares outstanding-diluted (2)	3,574,520	3,570,127	3,570,994	3,569,824
Book value per share (2)	$10.89	$9.71	$10.89	$9.71

(1)	Computed on an annualized basis.
(2)	Adjusted to reflect the 3% stock dividend in March 2006.

This press release and the documents incorporated by reference herein contain certain forward-looking statements. These forward-looking statements may be contained in this press release, quarterly and annual filings with the Securities and Exchange Commission (the “SEC”), the Annual Report to Shareholders, other filings with the SEC, and in other communications by Merrill Merchants Bancshares, Inc. (the “Company”) and its wholly-owned subsidiary, Merrill Merchants Bank (the “Bank”), which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements. In preparing these disclosures, management must make assumptions, including, but not limited to, the level of future interest rates, prepayments on loans and investment securities, required levels of capital, needs for liquidity, and the adequacy of the allowance for loan losses. These forward-looking statements may be subject to significant known and unknown risks, uncertainties, and other factors, including, but not limited to, those matters referred to in the preceding sentence.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You are also urged to carefully review and consider the various disclosures made by the Company which attempt to advise interested parties of the facts which affect the Company's business.

For further information contact:
Edwin N. Clift, Chairman and Chief Executive Officer (eclift@merrillmerchants.com)
Deborah A. Jordan, Chief Financial Officer (djordan@merrillmerchants.com)
Merrill Merchants Bancshares, Inc.
www.merrillmerchants.com
(207) 942-4800